Exhibit 99.1

FOR IMMEDIATE RELEASE

SANFORD-BROWN INSTITUTE IN SPRINGFIELD ANNOUNCES PLAN TO TEACH OUT PROGRAMS

Students to Graduate as Scheduled
Support Services Will Continue To Be Provided

Springfield, MA (September 7, 2006) — The Springfield, MA campus of Sanford-Brown Institute (SBI) today announced plans to “teach-out” all of its programs.  The school will employ a gradual teach-out process, enabling it to continue to operate while current students complete their programs.  The campus will no longer enroll new students and anticipates a final graduation date of October, 2007.

“The decision to teach out the campus was made because the local market no longer supports our having a school in this location,” said Brian Clancy, school president.  “We remain deeply committed to serving our students throughout this process, and we appreciate the support of our students, parents, and the local community.”

During the teach-out period, the campus will continue to operate with minimal disruption to current students, enabling them to complete their programs at the current location.  Student services, including externships, career services, and financial aid, will remain available until the last student graduates.  After the final graduation date, student services will be available to graduates at the school’s main campus in White Plains, New York.  The current student population at SBI-Springfield is approximately 185.

Media Inquiries:
Lynne Baker, 847-851-7006